Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Earnings for the three and six months ended June 30, 2021 and Declares Quarterly Dividend

Morrisville, VT July 21, 2021 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and six months ended June 30, 2021 and declared a regular quarterly cash dividend. Consolidated net income for the three months ended June 30, 2021 were $3.0 million, or $0.67 per share, compared to $2.7 million, or $0.60 per share, for the same period in 2020 and $5.9 million, or $1.31 per share, for the six months ended June 30, 2021, compared to $4.9 million, or $1.09 per share, for the same period in 2020.
Union continued its participation in the Paycheck Protection Program ("PPP") initiated by the Small Business Administration ("SBA") and originated $31.8 million in PPP loans in 2021. This was in addition to the $70.3 million in PPP loans originated in 2020, for a total of $102.1 million in origination under the PPP. As of June 30, 2021, $44.8 million in PPP loans have been forgiven by the SBA.
Second Quarter Highlights
Consolidated net income increased $323 thousand, or 12.1%, to $3.0 million for the second quarter of 2021 compared to the second quarter of 2020 due to increases in net interest income of $1.1 million, noninterest income of $151 thousand, and a reduction of $425 thousand in the provision for loan losses, partially offset by increases in noninterest expenses of $1.3 million and income tax expense of $116 thousand.
Net interest income improved to $8.9 million for the three months ended June 30, 2021 compared to $7.8 million for the three months ended June 30, 2020, an increase of $1.1 million, or 14.7%. The low interest rate environment continues to put downward pressure on earning asset yields, however, this is currently offset by the larger earning asset base and recognition of fee income on PPP loans. The low interest rate environment has also resulted in a decrease in interest expense despite the high levels of customer deposit balances.
The provision for loan losses was $75 thousand for the three months ended June 30, 2021 compared to $500 thousand for the same period in 2020. The provision for the second quarter of 2020 was impacted by management's adjustment to the economic qualitative factors utilized to estimate the allowance for loan losses due to the economic disruption caused by the pandemic. The allowance for loan losses as of June 30, 2021 is determined to be sufficient based on the current size and mix of the loan portfolio and assessment of qualitative factors.
Year-to-Date Highlights
Consolidated net income was $5.9 million, or $1.31 per share, compared to $4.9 million, or $1.09 per share, for the six months ended June 30, 2021 and 2020, respectively. The increase in earnings was due to increases of $2.0 million in net interest income, $254 thousand in noninterest income, and a decrease of $575 thousand in the provision for loan losses, partially offset by increases in noninterest expenses of $1.6 million and income tax expense of $301 thousand.
Interest income increased $1.3 million, or 7.2%, to $19.4 million for the six months ended June 30, 2021 compared to $18.1 million for the six months ended June 30, 2020. Interest expense was $2.1 million for the six months ended June 30, 2021 compared to $2.8 million for the six months ended June 30, 2020.

Total noninterest income amounted to $5.8 million for the six months ended June 30, 2021 compared to $5.5 million for the six months ended June 30, 2020, an increase of $254 thousand, or 4.6%. The increase is primarily due to an increase in ATM network income as a result of increased debit card usage. Gain on sales of qualifying residential loans amounted to $2.0 million for both periods resulting from sales of $85.2 million for the six months ended June 30, 2021 compared to $97.8 million for the same period in 2020.
Total noninterest expenses were $15.8 million for the six months ended June 30, 2021 compared to $14.3 million for the same period in 2020, an increase of $1.6 million, or 10.9%. Salaries and wages increased $686 thousand during the comparison period due to annual salary increases, hiring of personnel in preparation for upcoming retirements, and timing of the recognition of deferred loan origination costs. Other expenses increased $527 thousand during the comparison period primarily due to increases in the FDIC insurance assessment and Vermont Franchise taxes due to the increases in total assets and the customer deposit base.
Increases in loans, investment securities, and liquidity contributed to total assets reaching $1.07 billion as of June 30, 2021 from $917.1 million as of June 30, 2020. Total loans were $783.0 million as of June 30, 2021 compared to $735.4 million as of June 30, 2020, an increase of $47.7 million increase primarily due to growth in the residential and commercial real estate portfolios partially off set by the net decrease in PPP loans. Total deposits increased $148.2 million, or 18.1%, since June 30, 2020 due to the general increase of money supply provided to our customers through various stimulus packages. The high level of customer deposit balances has allowed for less reliance on wholesale funding which was $7.2 million as of June 30, 2021 compared to $9.5 million as of June 30, 2020.
The Company had total equity capital of $82.4 million with a book value per share of $18.37 as of June 30, 2021 compared to $75.8 million and $16.93 per share as of June 30, 2020.

The Board of Directors declared a cash dividend of $0.33 per share for the quarter payable August 5, 2021 to shareholders of record as of July 31, 2021.
About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.
Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. All of these efforts have resulted in Union receiving and "Outstanding" rating for its compliance with the Community Reinvestment Act ("CRA") in its most recent examination. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.